F&G Annuities & Life Reports Fourth Quarter and Full Year 2022 Results Des Moines, Iowa – (February 22, 2023) – F&G Annuities & Life, Inc. (NYSE: FG) (“F&G” or the “Company”) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the fourth quarter and twelve months (full year) ended December 31, 2022. Net loss for the fourth quarter of $100 million, or $0.80 per diluted share (per share) primarily due to unfavorable mark-to-market and related economic assumption review updates, compared to net earnings of $121 million, or $1.15 per share, for the fourth quarter of 2021. Full year net earnings of $481 million, or $4.18 per share, compared to $865 million, or $8.24 per share, for the year ended December 31, 2021. Net earnings include mark-to-market and other items which are not included in adjusted net earnings. Adjusted net earnings for the fourth quarter of $138 million, or $1.10 per share, compared to adjusted net earnings for the fourth quarter of 2021 of $142 million, or $1.35 per share. Full year adjusted net earnings of $345 million, or $3.00 per share, compared to $551 million, or $5.25 per share, for the year ended December 31, 2021. Adjusted net earnings include significant income and expense items, including alternative investment portfolio returns from short- term mark-to-market movement that differ from long-term return expectations. Company Highlights • F&G partial spinoff completed: F&G began trading on the New York Stock Exchange under the ticker symbol ‘FG’ on December 1, 2022, upon completion of the distribution of approximately 15% of its common stock to Fidelity National Financial, Inc.’s (FNF) shareholders. Our parent, FNF, retains control of F&G through an approximate 85% equity ownership stake • Record profitable gross sales for F&G continues: Total gross sales of $2.7 billion for the fourth quarter, an increase of 23% over the fourth quarter 2021, driven by record Retail sales. For the full year 2022, record total gross sales of $11.3 billion, an increase of nearly 18% over the full year 2021 • Net sales reflect third party flow reinsurance: Net sales retained of $1.9 billion for the fourth quarter, a decrease of 7% from the fourth quarter 2021, reflecting the increase from 50% to 75% of multiyear guaranteed annuity sales to Aspida Re effective September 1, 2022. For the full year 2022, net retained sales of $9.0 billion, an increase of 3% over the full year 2021 • Robust asset growth: Ending assets under management (AUM) were $43.6 billion as of December 31, 2022, an increase of 19% from $36.5 billion in the prior year, primarily driven by net new business flows • Inaugural quarterly cash common dividend: Paid first quarterly dividend in the amount of $25 million, or $0.20 per share of common stock on January 31, 2023 • Strong solvency: Estimated risk-based capital (RBC) ratio for our primary operating subsidiary of approximately 440% as of December 31, 2022, well above our 400% target • Ratings momentum, as A.M. Best has revised the ratings outlook to ‘positive’ from ‘stable’ in December 2022, and we continue on ‘positive’ outlook with Moody’s Chris Blunt, President and Chief Executive Officer of F&G, commented, “Following F&G’s successful public listing on the New York Stock Exchange in December, I would like to extend my appreciation for the support that we received from our majority owner, FNF, our employees and all of our partners who together made our return to the public markets possible. I am also very proud of our financial performance during the fourth quarter as we delivered record gross sales of $2.7 billion led by record Retail sales of $2.5 billion. We ended the year with $43.6 billion of assets under Exhibit 99.1 management which puts us on track to achieve our goal of doubling AUM to $50 billion in 2023, approximately two years ahead of our original guidance. The key to our success has been the transformation of F&G over the last three years as we have expanded into new products and distribution channels which firmly positions the Company for continued growth and profitability.

Our strong financial results for 2022 also demonstrate the underlying earnings power of the F&G business model where asset growth drives earnings and we benefit from a rising rate environment. Our high-quality investment portfolio continues to perform well, and our strategic investment management partnership with Blackstone remains a competitive advantage."

Mr. Blunt concluded, "Looking to the year ahead, we have reached an inflection point in our business where our scale and strong capitalization now supports both organic growth and the distribution of a portion of our adjusted net earnings to our shareholders where we have committed to paying $100 million in dividends this year. We also have the financial flexibility as a stand-alone public company to make accretive acquisitions and investments to further expand our business and capabilities. Our recently announced equity investment in SYNCIS, a leading independent agent distribution partner, is an example of our approach to growth as we continue to build a strong footprint of owned distribution."

Summary Financial Results

(In millions, except per share data)	Three Months Ended		Full Year	
	December 31, 2022	December 31, 2021	2022	2021
Total gross sales[1]	$ 2,719	$ 2,195	$ 11,254	$ 9,592
Net retained sales	$ 1,911	$ 2,044	$ 9,006	$ 8,723
Assets under management (AUM)	$ 43,568	$ 36,494	$ 43,568	$ 36,494
Average assets under management (AAUM)	$ 42,605	$ 35,699	$ 40,069	$ 31,938
Adjusted return on assets	0.86 %	1.73 %	0.86 %	1.73 %
Net earnings (loss)	$ (100)	$ 121	$ 481	$ 865
Net earnings (loss) per diluted share	$ (0.80)	$ 1.15	$ 4.18	$ 8.24
Adjusted net earnings	$ 138	$ 142	$ 345	$ 551
Adjusted net earnings per diluted share	$ 1.10	$ 1.35	$ 3.00	$ 5.25
Weighted average diluted shares (in millions)	125	105	115	105
Common shares outstanding (in millions)	126	105	126	105
Book value per share	$ 14.41	$ 42.71	$ 14.41	$ 42.71
Book value excluding AOCI per share	$ 36.66	$ 35.72	$ 36.66	$ 35.72

[1] See definition of non-GAAP measures below

Fourth Quarter 2022 Results • Total gross sales of $2.7 billion for the fourth quarter, an increase of 23% over the fourth quarter 2021; reflects record retail sales, partially offset by lower institutional sales which we expect to be lumpier and more opportunistic than in our retail channels • Record Retail sales of $2.5 billion for the fourth quarter, a 79% increase over fourth quarter of 2021; reflects increased demand for our products in the rising rate environment and expanding relationships with new and existing distribution partners • Institutional sales of $0.2 billion of pension risk transfer transactions, compared to $0.8 billion of pension risk transfer transactions in the fourth quarter 2021. There were no funding agreement issuances in the current quarter due to credit and equity market volatility • Net sales retained of $1.9 billion for the fourth quarter, a decrease of 7% from the fourth quarter 2021, reflecting the increase in flow reinsurance from 50% to 75% of multiyear guaranteed annuity sales to Aspida Re effective September 1, 2022 • Average assets under management (AAUM) of $42.6 billion for the fourth quarter, an increase of 19% from $35.7 billion in the fourth quarter 2021, driven by net new business flows and net debt proceeds from the revolving credit facility draw. Ending assets under management were $43.6 billion as of December 31, 2022 • Fixed income and other portfolio earned yield, excluding alternative investment volatility and variable investment income, has expanded to 4.27% for the fourth quarter, as compared to 3.75% in the fourth quarter 2021; primarily reflects upside from our floating rate assets and higher yield on new investments • Owned distribution acquisition of 49% equity investment in SYNCIS, a leading independent agent distribution partner, announced in January 2023 which aligns to our strategy to expand owned distribution while boosting our presence in underserved multi-cultural and middle-market segments • Adjusted net earnings for the fourth quarter of $138 million, or $1.10 per share. This included a $34 million recognized gain from alternative investments, a $58 million one-time tax benefit from carryback of capital losses, $12 million from actuarial assumption updates and other income items. Alternative investments net investment income based on management’s long-term expected return of approximately 10% was $91 million. Please see “Non-GAAP Measures and Other Information” for further explanation. Full Year 2022 Results • Record Total gross sales of $11.3 billion for the full year, an increase of nearly 18% over the full year 2021, reflecting execution of the Company’s diversified growth strategy with a disciplined approach to pricing • Record Retail sales of $8.5 billion for the full year, an increase of 37% over the full year 2021, driven by ongoing growth in independent agent distribution and continued expansion in bank and broker dealer channels • Institutional sales of $2.8 billion for the full year, including funding agreement issuances of $1.4 billion and pension risk transfer transactions of $1.4 billion, compared to funding agreement issuances of $2.3 billion and pension risk transfer transactions of $1.2 billion in full year 2021 • Net sales retained of $9.0 billion for the full year, an increase of 3% over the full year 2021, reflecting third party flow reinsurance • Average assets under management (AAUM) of $40.1 billion for the full year, an increase of 26% over $31.9 billion in the prior year. Ending assets under management (AUM) of $43.6 billion at December 31, 2022 • Full year adjusted net earnings of $345 million, or $3.00 per share. This included a $100 million recognized gain from alternative investments, $49 million income from actuarial assumption and reserve updates, $21 million of CLO redemption gains and other income, $20 million of net income tax benefits, and $5 million of other expense. Alternative investments net investment income based on management’s long-term expected return of approximately 10% was $265 million. Please see “Non-GAAP Measures and Other Information” for further explanation

Capital and Liquidity Highlights • GAAP book value excluding AOCI of $4.6 billion or $36.66 per share, with 126 million common shares outstanding as of December 31, 2022, an increase of $0.94 or 3% year over year, including ($2.98) net decrease for capital actions, including conversion of FNF intercompany loan to equity prior to F&G’s partial spinoff and F&G’s initial common dividend, and $1.46 per share net increase for mark to market movements during the year. Underlying business fundamentals delivered solid growth in GAAP book value excluding AOCI of 7% year over year before capital actions and mark-to-market movement. Book value per share excluding AOCI as of December 31, 2021 $ 35.72 Adjusted net earnings 2.74 All other (0.28) Book value per share excluding AOCI, before capital actions & mark-to-market $ 38.18 Net debt conversion (2.78) Common dividend declared (0.20) Book value per share excluding AOCI, before mark-to-market $ 35.20 Liability-related mark-to-market movement $ 2.23 Investment-related mark-to-market movement $ (0.77) Book value per share excluding AOCI as of December 31, 2022 $ 36.66 • Dividend program initiation: F&G’s Board of Directors has approved the initiation of a dividend program at an initial aggregate amount of approximately $100 million per year; the initial quarterly dividend was paid on January 31, 2023 in the amount of $25 million, or $0.20 per share of common stock • Debt to capitalization ratio, excluding AOCI, was 19% as of December 31, 2022, including $550 million proceeds from a new three-year senior unsecured third party revolving credit facility that closed in the fourth quarter o On January 13, 2023, F&G successfully completed its first debt issuance as a public company issuing $500 million of 7.40% senior unsecured notes due in 2028. This senior note issuance, as well as a $35 million partial paydown on the revolving credit facility, is not reflected in the capital position as of December 31, 2022; on a pro forma basis, F&G’s debt to capitalization ratio, excluding AOCI, is approximately 25% and in line with its long-term target o On February 21, 2023, F&G entered into an amendment with the lenders to increase the aggregate principal amount of its revolving credit facility by $115 million to $665 million; the incremental capacity is undrawn • The Company continues to have a strong and stable capital position, with an estimated statutory company action level risk-based capital (RBC) ratio for our primary operating subsidiary of approximately 440% as of December 31, 2022, well above our 400% target • Ratings momentum has been positive. A.M. Best has revised our outlook to ‘positive’ from ‘stable’ in December 2022, and we continue on ‘positive’ outlook with Moody’s Conference Call We will host a call with investors and analysts to discuss F&G’s fourth quarter and full year 2022 results on Thursday, February 23, 2023, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. The telephone replay will be available from 1:00 p.m. Eastern Time on February 23, 2023, through March 9, 2023, by dialing 1-844-512-2921 (USA) or 1-412-317- 6671 (International). The access code will be 13735021.

About F&G F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of our information statement filed with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investors@fnf.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions) December 31, 2022 December 31, 2021 Assets: Investments: Fixed maturity securities available for sale, at fair value, at December 31, 2022 and December 31, 2021, at an amortized cost of $35,723 and $28,724, respectively, net of allowance for credit losses of $31 and $8, respectively $ 31,218 $ 29,962 Preferred securities, at fair value 722 1,028 Equity securities, at fair value 101 143 Derivative investments 244 816 Mortgage loans, net of allowance for credit losses of $42 and $31 at December 31, 2022 and December 31, 2021, respectively 4,554 3,749 Investments in unconsolidated affiliates 2,427 2,350 Other long-term investments 565 489 Short-term investments 1,556 373 Total investments $ 41,387 $ 38,910 Cash and cash equivalents 960 1,533 Trade and notes receivables 3 3 Reinsurance recoverable, net of allowance for credit losses of $10 and $20 at December 31, 2022 and December 31, 2021, respectively 5,587 3,610 Goodwill 1,756 1,756 Prepaid expenses and other assets 917 613 Lease assets 8 8 Other intangible assets, net 3,652 2,234 Property and equipment, net 13 13 Income taxes receivable 28 50 Deferred tax asset, net 764 — Total assets $ 55,075 $ 48,730 Liabilities and Equity: Contractholder funds $ 41,233 $ 35,525 Future policy benefits 5,923 4,732 Accounts payable and accrued liabilities 1,273 1,297 Income taxes payable — — Deferred tax liability, net — 24 Notes payable 1,114 977 Funds withheld for reinsurance liabilities 3,703 1,676 Lease liabilities 13 14 Total liabilities $ 53,259 $ 44,245 Equity: F&G common stock, $0.001 par value; authorized 500,000,000 shares as of December 31, 2022 and December 31, 2021; outstanding of 126,409,904 and 105,000,000 as of December 31, 2022 and December 31, 2021, respectively, and issued of 126,409,904 and 105,000,000 as of December 31, 2022 and December 31, 2021, respectively — — Additional paid-in-capital 3,162 2,750 Retained earnings 1,457 1,001 Accumulated other comprehensive (loss) income ("AOCI") (2,803) 734 Total equity $ 1,816 $ 4,485 Total liabilities and equity $ 55,075 $ 48,730

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF EARNINGS FOURTH QUARTER INFORMATION (In millions) Three months ended December 31, 2022 December 31, 2021 Revenues: Life insurance premiums and other fees $ 331 $ 838 Interest and investment income 439 511 Recognized gains and losses, net (147) 345 Total revenues 623 1,694 Benefits and expenses: Benefits and other changes in policy reserves 743 1,404 Personnel costs 47 36 Other operating expenses 25 29 Depreciation and amortization (22) 65 Interest expense 6 8 Total benefits and expenses 799 1,542 Pre-tax earnings (176) 152 Income tax expense (benefit) (76) 31 Net earnings (loss) from continuing operations (100) 121 Earnings from discontinued operations, net of tax — — Net earnings (loss) $ (100) $ 121 Net earnings (loss) per share, basic Basic $ (0.80) $ 1.15 Diluted $ (0.80) $ 1.15 Weighted average common shares used in computing net earnings (loss) per common share: Basic (millions) 125 105 Diluted (millions) 125 105

F&G ANNUITIES & LIFE, INC. RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS FOURTH QUARTER INFORMATION (In millions) Three months ended December 31, 2022 December 31, 2021 Net earnings (loss) from continuing operations $ (100) $ 121 Non-GAAP adjustments (1): Recognized (gains) and losses, net Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets 110 2 Change in allowance for expected credit losses 11 — Change in fair value of reinsurance related embedded derivatives 5 (11) Change in fair value of other derivatives and embedded derivatives 10 (5) Recognized (gains) losses, net 136 (14) Indexed product related derivatives 212 21 Purchase price amortization 5 6 Transaction costs and other non-recurring items (c) 2 — Amortization of actuarial intangibles and SOP-03-1 reserve offset on non-GAAP adjustments (81) 13 Income taxes on non-GAAP adjustments (36) (5) Adjusted net earnings (1) $ 138 — $ 142 1 See definition of non-GAAP measures below

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF EARNINGS YTD INFORMATION (In millions) (Unaudited) Year ended December 31, 2022 December 31, 2021 Revenues: Life insurance premiums and other fees $ 1,695 $ 1,395 Interest and investment income 1,655 1,852 Recognized gains and losses, net (1,010) 715 Total revenues 2,340 3,962 Benefits and expenses: Benefits and other changes in policy reserves 1,125 2,138 Personnel costs 157 129 Other operating expenses 102 105 Depreciation and amortization 329 484 Interest expense 29 29 Total benefits and expenses 1,742 2,885 Pre-tax earnings 598 1,077 Income tax expense (benefit) 117 220 Net earnings (loss) from continuing operations 481 857 Earnings from discontinued operations, net of tax — 8 Net earnings (loss) $ 481 $ 865 Net earnings (loss) per share, basic Basic $ 4.18 $ 8.24 Diluted $ 4.18 $ 8.24 Weighted average common shares used in computing net earnings (loss) per common share: Basic (millions) 115 105 Diluted (millions) 115 105

F&G ANNUITIES & LIFE, INC. RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS YTD INFORMATION (In millions) (Unaudited) Year ended December 31, 2022 December 31, 2021 Net earnings (loss) from continuing operations $ 481 $ 857 Non-GAAP adjustments (1): Recognized (gains) and losses, net Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets 446 (56) Change in allowance for expected credit losses 24 (5) Change in fair value of reinsurance related embedded derivatives (352) (34) Change in fair value of other derivatives and embedded derivatives (1) (14) Recognized (gains) losses, net 117 (109) Indexed product related derivatives (354) (146) Purchase price amortization 21 26 Transaction costs and other non-recurring items (c) 10 (279) Amortization of actuarial intangibles and SOP-03-1 reserve offset on non-GAAP adjustments 6 123 Income taxes on non-GAAP adjustments 64 79 Adjusted net earnings (1) $ 345 $ 551 1 See definition of non-GAAP measures below

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS AND ADJUSTED NET EARNINGS

The table below reconciles net earnings to adjusted net earnings.

	Three Months Ended		Full Year	
(Dollars in millions)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net earnings (loss)	$ (100)	$ 121	$ 481	$ 865
Less: Earnings (loss) from discontinued operations, net of tax	—	—	—	8
Net earnings (loss) from continuing operations	$ (100)	$ 121	$ 481	$ 857
Non-GAAP adjustments[1]:				
Recognized (gains) and losses, net	136	(14)	117	(109)
Indexed product related derivatives	212	21	(354)	(146)
Purchase price amortization	5	6	21	26
Transaction costs	2	—	10	5
Amortization of actuarial intangibles	(81)	13	6	123
Other non-recurring items	—	—	—	(284)
Income taxes on non-GAAP adjustments	(36)	(5)	64	79
Adjusted net earnings[1]	$ 138	$ 142	$ 345	$ 551

[1] See definition of non-GAAP measures below

- Adjusted net earnings of $138 million for the fourth quarter of 2022 included a $34 million recognized gain from alternative investments, a $58 million one-time tax benefit from carryback of capital losses and $12 million from actuarial assumption updates and other items. Alternative investments net investment income based on management's long-term expected return of approximately 10% was $91 million.
- Adjusted net earnings of $142 million for the fourth quarter of 2021 included a $118 million recognized gain from alternative investments and $3 million income of CLO redemption gains and other income. Alternative investments net investment income based on management's long-term expected return of approximately 10% was $66 million.
- Adjusted net earnings of $345 million for the twelve months ended December 31, 2022 included a $100 million recognized gain from alternative investments, $49 million income from actuarial assumption and reserves updates, $21 million of CLO redemption gains and other income, $20 million of net income tax benefits and $5 million of other net expense items. Alternative investments net investment income based on management's long-term expected return of approximately 10% was $265 million.
- Adjusted net earnings of $551 million for the twelve months ended December 31, 2021 included a $359 million recognized gain from alternative investments, $46 million of CLO redemption gains and other income, $10 million income from net favorable mortality experience and other reserve changes, and $8 million income from actuarial intangibles unlocking. Alternative investments net investment income based on management's long-term expected return of approximately 10% was $169 million.

The tables below provide a comparison of adjusted net earnings by quarter per the new definition, which no longer includes the alternative investment yield adjustment to normalize alternative investment portfolio returns, versus results previously reported for the F&G segment in the 9 quarters subsequent to the acquisition by FNF on June 1, 2020 through the third quarter of 2022:

	Three Months Ended			
(Dollars in millions)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net earnings (loss)	$ 115	$ 230	$ 236	$ 121
Less: Earnings (loss) from discontinued operations, net of tax	—	—	—	—
Net earnings (loss) from continuing operations	$ 115	$ 230	$ 236	$ 121
Non-GAAP adjustments[1]:				
Recognized (gains) and losses, net	(25)	23	(17)	(14)
Indexed product related derivatives	(148)	(198)	(220)	21
Purchase price amortization	5	5	6	6
Transaction costs	4	4	—	—
Amortization of actuarial intangibles	33	17	37	13
Other non-recurring items	—	—	—	—
Income taxes on non-GAAP adjustments	28	31	41	(5)
Adjusted net earnings [1]	$ 12	$ 112	$ 83	$ 142
Adjusted net earnings under previous definition[2]	$ 105	$ 128	$ 82	$ 90
Difference in adjusted net earnings to amounts previously reported under old definition	$ (93)	$ (16)	$ 1	$ 52

	Three Months Ended				
(Dollars in millions)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net earnings (loss)	$ 373	$ 82	$ 289	$ 137	$ 38
Less: Earnings (loss) from discontinued operations, net of tax	(3)	6	5	(2)	(28)
Net earnings (loss) from continuing operations	$ 376	$ 76	$ 284	$ 139	$ 66
Non-GAAP adjustments[1]:					
Recognized (gains) and losses, net	(23)	9	(81)	(99)	(28)
Indexed product related derivatives	14	67	(248)	46	19
Purchase price amortization	7	6	7	7	7
Transaction costs	1	2	2	4	10
Amortization of actuarial intangibles	12	12	86	38	6
Other non-recurring items	(284)	—	—	—	—
Income taxes on non-GAAP adjustments	57	(20)	47	(2)	(8)
Adjusted net earnings [1]	$ 160	$ 152	$ 97	$ 133	$ 72
Adjusted net earnings under previous definition[2]	$ 101	$ 92	$ 78	$ 128	$ 74
Difference in adjusted net earnings to amounts previously reported under old definition	$ 59	$ 60	$ 19	$ 5	$ (2)

[1] See definition of non-GAAP measures below

[2] Reflects the former definition of adjusted net earnings, as previously reported for the F&G segment in periods prior to third quarter of 2022

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	As of	
	December 31, 2022	December 31, 2021
Reconciliation of Total Equity to Total Equity excluding AOCI:		
Total Equity	$ 1,816	$ 4,485
Less: AOCI	(2,803)	734
Total equity excluding AOCI (1)	$ 4,619	$ 3,751
Common shares outstanding (in millions)	126	105
Book value per common share	$ 14.41	$ 42.71
Book value per common share, excluding AOCI	$ 36.66	$ 35.72

SALES HIGHLIGHTS

	Three Months Ended		Twelve Months Ended	
(In millions)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total annuity sales[1]	$ 2,441	$ 1,356	$ 8,294	$ 6,048
Indexed universal life sales[1]	35	28	127	87
Funding agreements (FABN/FHLB)	—	35	1,443	2,310
Pension risk transfer	243	776	1,390	1,147
Gross sales[1]	$ 2,719	$ 2,195	$ 11,254	$ 9,592
Sales attributable to flow reinsurance to third parties	(808)	(151)	(2,248)	(869)
Net Sales	$ 1,911	$ 2,044	$ 9,006	$ 8,723

ROLLFORWARD OF ASSETS UNDER MANAGEMENT (AUM) AND AVERAGE ASSETS UNDER MANAGEMENT (AAUM)

	Three months ended		Year ended	
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
AUM at beginning of period (1)	$ 41,988	$ 34,665	$ 36,494	$ 28,553
Net new business asset flows	1,868	2,050	8,539	8,393
Net flow reinsurance to third parties	(835)	(221)	(2,012)	(852)
Debt issuance (repayment) proceeds, net	547	—	547	400
AUM at end of period (1)	$ 43,568	$ 36,494	$ 43,568	$ 36,494
AAUM (1)	$ 42,605	$ 35,699	$ 40,069	$ 31,938

[1] See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by the Company. Adjusted Net Earnings Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations to eliminate: i. Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative; ii. Indexed product related derivatives: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; iii. Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities; iv. Transaction costs: the impacts related to acquisition, integration and merger related items; v. Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; vi. Amortization of actuarial intangibles and SOP 03-1 reserve offset: The intangibles amortization and SOP 03-1 change offsets related to the above mentioned adjustments; and vii. Income taxes: the income tax impact related to the above mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non- operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). Adjusted Net Earnings per Common Share Adjusted net earnings per common share is calculated as adjusted net earnings divided by the weighted-average common shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings per Diluted Share Adjusted net earnings per diluted share is calculated as adjusted net earnings divided by the weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets Adjusted return on assets is calculated by dividing annualized adjusted net earnings by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting on both deferred annuities and institutional products as well as other liability costs.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM. Assets Under Management (AUM) AUM uses the following components: i. total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP; ii. related party loans and investments; iii. accrued investment income; iv. the net payable/receivable for the purchase/sale of investments; and v. cash and cash equivalents excluding derivative collateral at the end of the period Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Book Value per Share (including and excluding AOCI) Book value per share including and excluding AOCI is calculated as total equity (or total equity excluding AOCI) divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization excluding AOCI Total Capitalization excluding AOCI is based on Total Equity and the aggregate principal amount of debt and Total Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity excluding AOCI Total Equity excluding AOCI is based on Total Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on Total Equity. Yield on AAUM Yield on AAUM is calculated by dividing annualized net investment income by AAUM. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return earned on AAUM.